Exhibit 99.1
November 6, 2007
Dear Robert:
I am writing to confirm the remaining payments owed to you by KB Home as a result of your resignation from the Company effective July 15, 2007. These payments will be made in compliance with Section 409A of the Internal Revenue Code (the “Code”).
Payments of the awards described below are subject to the Code and would have been due to you within the 6-month period following your separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations promulgated there under). In order to comply with Section 409A and avoid potential adverse tax consequences to you, however, payments of these awards will be delayed during such 6-month period and will become payable in a lump sum payment on the first day of the seventh month following such separation from service, or February 1, 2008.
In full satisfaction of all amounts remaining to be paid under your FY04 and FY05 incentive compensation awards, KB Home will pay you in cash $1,469,125.12 (less applicable taxes). This amount has been calculated as follows: 38,404 shares at $37.43 per share (KBH stock price on 7/15/07) or $1,437,461.72 plus interest from 7/15/07 to 1/31/08 at an annualized rate of 4% or $31,663.40. In addition, KB Home will pay you $1,233,359 (less applicable taxes) in full satisfaction of all amounts remaining to be paid under your FY06 incentive compensation award.
Should you have any questions, please do not hesitate to call me.
Sincerely,
/s/ John Staines
John M. Staines
Senior Vice President, Human Resources
KB Home